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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                     FORM 4


                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Schulhof,                  Michael
--------------------------------------------------------------------------------
     (Last)                     (First)             (Middle)

     375 Park Avenue, Suite 1506
--------------------------------------------------------------------------------
                                (Street)

     New York                      NY                 10152
--------------------------------------------------------------------------------
      (City)                     (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     j2 Global Communications, Inc. (Nasdaq: JCOM)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     11/13/02 and 11/14/02
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$0.01 par value             11/13/02                  S              9,107(1)     D     $21.45
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$0.01 par value             11/14/02                  S             70,893(1)     D     $22.28
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$0.01 par value                                                                                  0
====================================================================================================================================

================================================================================
TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Warrant      $2.80   11/13/02           X              9,107  IMMED    1/1/07   Common      9,107 N/A(2)             D
(Right                                                                          Stock,
to buy)                                                                         $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Warrant      $2.80   11/14/02           X             70,893  IMMED    1/1/07   Common     70,893 N/A(2)             D
(Right                                                                          Stock,
to buy)                                                                         $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Warrant      $2.80                                            IMMED    1/1/07   Common     25,000 N/A(2)             D
(Right                                                                          Stock,
to buy)                                                                         $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Warrant      $7.20                                            IMMED    1/1/07   Common    105,000 N/A(2)             D
(Right                                                                          Stock,
to buy)                                                                         $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Option to    $6.88                                            IMMED    7/12/10  Common      3,125 N/A(2)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Option to    $6.88                                            IMMED    7/12/10  Common      3,125 N/A(2)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Option to    $6.88                                            7/12/03   7/12/10 Common      3,125 N/A(2)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Option to    $6.88                                            7/12/04   7/12/10 Common      3,125 N/A(2)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Option to    $3.75                                           IMMED     12/28/11 Common      2,500 N/A(2)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Option to    $3.75                                            3/28/03  12/28/11 Common      2,500 N/A(2)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Option to    $3.75                                            3/28/04  12/28/11 Common      2,500 N/A(2)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Option to    $3.75                                            3/28/05  12/28/11 Common      2,500 N/A(2)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Option to    $3.75                                           12/28/02  12/28/11 Common      3,125 N/A(2)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Option to    $3.75                                           12/28/03  12/28/11 Common      3,125 N/A(2)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Option to    $3.75                                           12/28/04  12/28/11 Common      3,125 N/A(2)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Option to    $3.75                                           12/28/05  12/28/11 Common      3,125 N/A(2)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Option to    $14.10                                           6/25/03   6/25/12 Common      3,125 N/A(2)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Option to    $14.10                                           6/25/04   6/25/12 Common      3,125 N/A(2)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Option to    $14.10                                           6/25/05   6/25/12 Common      3,125 N/A(2)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
------------------------------------------------------------------------------------------------------------------------------------
Option to    $14.10                                           6/25/06   6/25/12 Common      3,125 N/A(2)             D
purchase                                                                        Stock,
Common Stock                                                                    $0.01
                                                                                par value
====================================================================================================================================
                                                                                                           177,500
====================================================================================================================================

Explanation of Responses:

(1) These shares were acquired upon exercise of the warrant identified as exercised in part II of this Form 4.
(2) Employee stock option granted for services rendered, no value placed on services rendered.







     /s/ Michael Schulhof                                   November 14, 2002
---------------------------------------------            ----------------------
     **Signature of Reporting Person                              Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*   If the form is filed by more than one reporting person, see Instruction
    4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.
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